Exhibit 10.26

July 17, 2009	Via U.S. Mail and Electronic Mail

Stanford University

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

Re:	Notice of Assignment

Dear Sir or Madam:

The purpose of this letter is to notify you that in accordance with Article 15 (Assignment) of the Co-Exclusive License Agreement dated August 31, 2005 (the “Agreement”), Isis Pharmaceuticals, Inc. assigned the Agreement to Regulus Therapeutics Inc. A copy of the Assignment Agreement between Regulus and Isis dated July 13, 2009 is enclosed for your records.

If you have any questions please do not hesitate to contact me.

Sincerely,

ISIS PHARMACEUTICALS, INC.

/s/ Joshua F. Patterson

Joshua F. Patterson

Director, Legal and Associate General Counsel

Cc:	Frances R. Putkey, Ph.D. (Regulus Therapeutics Inc.)

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment”) is entered into and made effective as of July13, 2009 (the “Assignment Effective Date”) by and between REGULUS THERAPEUTICS INC., a Delaware corporation (“Regulus”) and ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Isis”). Regulus and Isis each may be referred to herein individually as a “Party” or collectively as the “Parties.”

All capitalized terms used but not otherwise defined herein will have the meanings set forth in the Stanford Agreement (as defined below).

WHEREAS, in September 2007, Isis and Alnylam Pharmaceuticals, Inc. (“Alnylam”) formed Regulus as a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics, and as part of that formation Isis and Alnylam transferred to Regulus the part of their respective businesses relating to microRNA therapeutics, (the “Transfer”);

WHEREAS, prior to Regulus’ formation, Isis and Alnylam entered into that certain Co-Exclusive License Agreement with The Board of Trustees of the Leland Stanford Junior University (“Stanford”) dated August 31, 2005 (the “Stanford Agreement”) for certain intellectual property relating to the use of mir-122 to reduce the replication of Hepatitis C Virus;

WHEREAS, as an Affiliate of Isis, Regulus has a license under the Stanford Agreement, however, Isis and Regulus now desire to assign the Stanford Agreement from Isis to Regulus as part of the Transfer;

NOW THEREFORE, be it resolved, that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as of the Assignment Effective Date as follows:

1. Assignment. Isis hereby assigns to Regulus, and Regulus hereby accepts and assumes from Isis, the Stanford Agreement and all of Isis’ rights and obligations under the Stanford Agreement.

2. Liabilities. As between Isis and Regulus, Isis will be and remain solely responsible for any liabilities resulting from Isis’ activities under the Stanford Agreement, and Regulus will be and remain solely responsible for any liabilities resulting from Regulus’ activities under the Stanford Agreement.

3. Disclosure of Assignment. Regulus acknowledges that Isis is required to disclose to Stanford any assignment by Isis of the Stanford Agreement, and agrees that Isis may make such a disclosure to Stanford in accordance with the terms of the Stanford Agreement.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed by their officers thereunto duly authorized as of the Assignment Effective Date.

Regulus Therapeutics Inc.		Isis Pharmaceuticals, Inc.

By:	/s/ Garry E. Menzel	By:	/s/ B. Lynne Parshall
Name:	Garry E. Menzel	Name:	B. Lynne Parshall
Title:	EVP	Title:	CFO and COO